Exhibit 10.5

To

___________

___________

___________

SOL-GEL TECHNOLOGIES LTD.

(the “Company”)

Letter of Indemnification

(the “Letter” or the “Indemnification Letter”)

Whereas, on ________, 2017 the Company’s board of directors approved to indemnify the Officers of the Company in accordance with the Companies Law, 5759-1999 (the “Companies Law”); and

Whereas, on ________, 2017 the General Meeting of the Company approved, following the approval of the board of directors, to indemnify the Officers of the Company in accordance with the Companies Law of 1999.

WE HEREBY DECLARE THAT:

1.	Obligation to indemnify:

The Company hereby undertakes:

1.1.	To indemnify you for any liability or expense, as detailed below, imposed upon you for actions taken (including actions preceding the date of this Letter) and/or actions that will be taken, by virtue of your service as an Officer of the Company or an Officer on behalf of the Company in a company controlled by the Company or in which the Company has an interest (such companies being referred to herein as the “Subsidiaries”), as follows:

1.1.1.	Financial liability that you incur or imposed on you in favor of another person in accordance with a judgment, including a judgment given in a settlement or a judgment of an arbitrator approved by the Court, provided that such acts pertain to one or more of the events set out in the Schedule hereto (the “Schedule”);

1.1.2.	Reasonable litigation expenses, including legal fees that you will incur or for which you will be ordered to pay by a court within the framework of proceedings filed against you by or on behalf of the Company or by a third party, or in a criminal proceeding in which you will be acquitted, or in a criminal proceeding in which you will be convicted of a felony but which does not require criminal intent;

1.1.3.	Reasonable litigation expenses, including legal fees that you will incur due to an investigation or proceeding conducted against you by an authority authorized to conduct such investigation or proceeding and which was ended without the filing of an indictment against you and without being subject to a financial obligation as a substitute for a criminal proceeding, or which was ended without the filing of an indictment against you but with the imposition of financial obligation as a substitute for a criminal proceeding relating to an offence which does not require criminal intent, or in connection with a monetary sanction, within the meaning of the relevant terms in the Companies Law;

1.1.4.	Financial liability that you incur for payment to persons or entities harmed as a result of violations in Administrative Proceedings, as detailed in section 52(54)(A)(1)(a) of the Israeli Securities Law, 1965 (the "Securities Law"). For this purpose "Administrative Proceeding" shall mean a proceeding pursuant to Chapters H3 (Imposition of Monetary Sanction by the Israel Securities Authority), H4 (Imposition of Administrative Enforcement Means by the Administrative Enforcement Committee) or I1 (Settlement for the Avoidance of Commencing Proceedings or Cessation of Proceedings, Conditioned upon Conditions) of the Securities Law, as shall be amended from time to time;

1.1.5.	Expenses that you incur in connection with Administrative Proceedings (as defined above) you were involved in, including reasonable litigation fees, and including attorney fees; and

1.1.6.	Any other matter in respect of which it is permitted or will be permitted under applicable law to insure the liability of an Officer in the Company.

1.2.	The aggregate and accumulated indemnification amount that the Company shall pay to its Officers (in addition to sums that may be received from insurance companies in connection with insurance policies that the Company has purchased, see also section 1.3 below) pursuant to all the letters of indemnification issued and/or that shall be issued by the Company pursuant to the indemnification decisions, shall not exceed the greater of (i) 25% of the Company’s shareholders’ equity pursuant to its audited consolidated financial statements for the year preceding the year in which the event in connection of which indemnification is sought occurred, and (ii) $40 million (as may be increased from time to time by shareholders’ approval) (the “The Maximum Indemnification Amount”).

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1.3.	The Maximum Indemnification Amount shall not be affected in any way by the existence of, or payment under, insurance policies. Payment of the indemnification shall not affect your right to receive insurance payments, if you receive the same (either personally or through the Company or on your behalf); however, the Company will not be required to indemnify you for any sums that were, in fact, already paid to you or for you in respect of insurance or any other indemnification obligations made to you by any third party. In the event there is any payment made under this Letter and such payment is covered by an insurance policy, the Company shall be entitled to collect such amount of payment from the insurance proceeds.

1.4.	In the event the indemnification amount the Company is required to pay to its Officers, as set forth in Section 1.1 above, exceeds at a certain time the Maximum Indemnification Amount (or the balance thereof after deducting any indemnification amounts paid or payable by the Company to any of its Officers at such time) in accordance with Section 1.2 above, the Maximum Indemnification Amount or its remaining balance will be allocated between the Officers entitled to indemnification, in the manner that the amount of indemnification that each of the Officers will actually receive will be calculated in accordance with the ratio between the amount each individual Officer may be indemnified for, and the aggregate amount that all of the relevant Officers involved in the event may be indemnified for.

1.5.	Upon the occurrence of an event that by its virtue you are likely to be entitled to indemnification in accordance with Section 1.1 above, the Company shall place at your disposal, from time to time, the funds required to cover the expenditures and payments that are connected to handling the legal proceeding, in a manner that you shall not be required to pay for, or personally finance the legal expenses, subject to the conditions and instructions in this Indemnification Letter.

1.6.	In order to avoid any doubt, upon the occurrence of an event that may entitle you to indemnification, you shall be entitled to appoint an advocate of your choice, with the exception of an advocate whom the Company deems unacceptable for reasonable cause, provided that you shall immediately inform the Company of the identity of the advocate, when it becomes necessary to appoint such advocate. In the event you do not inform the Company regarding your choice of advocate in compliance with the above mentioned, the Company shall have discretion to appoint an advocate on your behalf.

2.	The obligation to indemnify in accordance with this Letter is subject to the statements set forth in this Section 2 and to any applicable law:

2.1.	There is nothing by law to prevent your being indemnified.

2.2.	You shall inform the Company of every legal proceeding that shall be brought against you in connection with any event that may entitle you to indemnification, and of every warning made to you in writing, pertaining to legal proceedings that may be commenced against you, and this shall be done in a timely manner, immediately after you shall first be aware of such, and you shall provide the Company or to whom the Company shall instruct you to, all documents in connection with such proceedings.

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2.3.	Despite the provisions of Section 1.6 above, the Company is entitled to take upon itself the care of your defense in the legal proceeding and/or to give the above care to any prominent advocate that the Company shall select for this purpose (except an advocate that shall not be reasonably acceptable to you) subject to the fulfillment of all of the following conditions: (a) The Company shall inform the holder of this Indemnification Letter, within 45 days from the time of receiving the notice as said in Section 2.2 above (or within a shorter period of time – if the matter requires filing a statement of defense or a response to a proceeding), that it shall indemnify the holder of the Indemnification Letter according to this Letter; and (b) The legal proceeding against the holder of the Indemnification Letter shall solely entail a claim for monetary damages. The Company and/or the aforementioned advocate shall be entitled to act with their exclusive discretion and to bring the proceeding to a close; the appointed advocate shall act and shall owe its duty of loyalty to the Company and to you. In the event that a conflict of interest shall arise between you and the Company, you shall inform the Company of such conflict and shall be entitled to appoint an advocate on your behalf, and the provisions of this Indemnification Letter shall apply to expenses you may incur as a result of such appointment. In the event that the Company decides to settle a monetary obligation or to decide a monetary obligation by arbitration, or by mediation or by settlement the Company shall be entitled to do so as long as the lawsuit or the threat of a lawsuit against you shall be fully withdrawn. Following the request of the Company you shall sign any document that shall empower the Company and/or an advocate as mentioned above, to act on your name with regard to your defense in the above-mentioned proceedings and to represent you in all matters pertaining to these proceedings, as set forth above.

2.4.	You shall cooperate with the Company and/or with any advocates as set forth above in every reasonable manner that shall be required from you by any of them in connection with the handling of such legal proceedings, all in accordance with Section 1.2 above. You shall not bear any additional legal expenses due to such cooperation.

2.5.	Subject to the provisions of this Indemnification Letter, whether or not the Company shall act in accordance with section 2.3 above, the Company shall cover litigation expenses in a manner that you shall not be required to pay or finance such litigation expenses yourself.

2.6.	Your indemnification in connection to the legal proceeding of any actions against you, as set forth in this Letter, will not be enforceable in connection with amounts that you shall be required to pay as a result of a settlement or arbitration, unless the Company agrees, in advance and in writing, to the settlement, or to the arbitration award.

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2.7.	The Company shall not be required to pay, pursuant to this Letter, monies that were actually paid, to you, or on your behalf or in your stead, through an insurance policy that the Company procured or through an obligation to any indemnification that was made by any other person other than the Company. In addition, in the event of the indemnification hereunder is being paid in respect of your serving as an Officer in any Subsidiary, such indemnification will only be paid after all your rights to insurance and indemnification from such Subsidiary will have been exhausted, if and to the extent they exist.

In order to avoid any doubt, it shall be clarified that the indemnification amount pursuant to this Letter shall be independent of, (and in addition) to the amount that shall be paid (if paid) pursuant to an insurance policy and/or any other indemnification.

2.8.	Upon your request to an execution of a payment in connection with any event pursuant to this Letter, the Company shall take all necessary steps according to any applicable law to pay such payment and will do all that is required to obtain any approval that is required. If any approval is required for the above payment and that payment shall not be approved for any reason, such payment, or any part of it, that will not be approved, as said above, shall be subject to the approval of a court and the Company shall take all necessary steps to obtain the court’s approval.

3.	The obligations of the Company according to this Letter shall remain valid even if you have ceased to be an Officer of the Company, provided that acts for which you are given a commitment of indemnification were performed or shall be performed during your service as an Officer of the Company.

4.	In the event the Company pays to you, or in your place, any amount pertaining to this Letter in connection with a legal proceeding as stated above, and afterwards it shall be determined that you are not entitled to any indemnification from the Company for any reason whatsoever, the sums paid by the Company shall be considered a loan that was granted to you by the Company, and shall be linked to the Consumer Price Index and accrue interest in accordance with the Income Tax Regulations (Determination of the Interest Rate), 1985, as amended from time to time. You will be required to repay these sums to the Company when requested to do so in writing by the Company and in accordance with a payment schedule that the Company shall determine.

5.	Exculpation

Subject to the provisions of the Companies Law, the Company hereby releases you, in advance, as an Officer of the Company from liability to the Company for any damage that arises from the breach of your duty of care to the Company (within the meaning of such terms under Sections 252 and 253 of the Companies Law), other than breach of the duty of care towards the Company in a distribution (as such term is defined in the Companies Law).

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6.	The terms contained in this Letter will be construed in accordance with the Companies Law.

7.	The obligations of the Company according to this Indemnification Letter shall be interpreted broadly and in a manner that shall facilitate its execution, to the extent permitted by law, and for the purposes for which it was intended. In the event of a conflict between any provision of this Letter and any provision of the law, said provision of the law shall supersede the specific provision in this Letter, but shall not limit or diminish the validity of the remaining provisions of this Letter.

The indemnification under this Letter will enter into effect upon your signing a copy of the same in the appropriate place, and the delivery of such signed copy to the Company. Upon its effectiveness, this Indemnification Letter revokes any previous undertaking for indemnification, if and insofar as offered and granted to you by the Company. Notwithstanding the foregoing, if this Indemnification Letter shall be declared or found void for any reason whatsoever, then any previous undertaking by the Company for indemnification towards you, to the extent granted, shall remain in full force and effect, subject to any applicable law.

8.	The Company may, at its sole discretion and at any time, may revoke its undertaking to indemnify you hereunder, or reduce the Maximum Indemnification Amount, or limit the events to which it applies, either in regard to all the Officers or to some of them, to the extent it relates only, to events that will apply after the date of such change, provided that prior notice has been given to the Officer of the Company’s intention to do so, in writing at least 60 days before the date on which such decision will enter into effect. For the avoidance of any doubt, it is hereby clarified that any such decision will not have retroactive effect of any kind whatsoever and the Indemnification Letter, prior to such change or revocation, as the case may be, will continue to apply and be in full force and effect for all purposes in relation to any event that has preceded such change or revocation, even if the proceeding in respect thereof has been filed against the Officer after the change or revocation of the Indemnification Letter. In all other cases, this Indemnification Letter may not be changed, unless the Company and yourself have signed it.

9.	This Letter does not constitute a contract for the benefit of any third party and is not assignable. For the avoidance of any doubt, in the event of death (God forbids), this Letter will apply to you and your estate.

10.	No waiver, delay, forbearance to act or extension granted by the Company or by you will be construed in any circumstances as a waiver of the rights hereunder or by law, and will not prevent any such party from taking all legal and other steps as will be required in order to enforce such rights.

11.	The foregoing does not derogate from the Company’s right to indemnify you retroactively in accordance with the articles of association of the Company and subject to any applicable law.

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12.	The law of the State of Israel shall govern this Letter and all issues related thereto, without giving effect to any conflicts of law principles. The courts in Tel Aviv, Israel shall have exclusive jurisdiction in connection with this Indemnification Letter, except if an indemnification claim is related to a legal proceeding, already filed by a third party in a different court.

13.	In this Indemnification Letter-

“The Companies Law”- the Companies Law, 5759-1999, as will be valid from time to time.

“Officer” – in accordance with its meaning in the Companies Law, including a senior employee of the Company.

“Action” or any derivative of it – including a decision or a failure to act and including your Actions before the date of this Indemnification Letter that were made during your term of service as an Officer in the Company.

This Letter shall be neutral with regard to gender.

14.	The Schedule to this Letter is an integral and inseparable part of it.

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In witness whereof, the Company shall execute this Indemnification Letter by its authorized signatories that have been duly appointed.

Sol-Gel Technologies Ltd.

I hereby confirm receiving this Letter and consent to all its terms.

Officer

Date: ____________

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SCHEDULE

Subject to any provision of the law, the events are as follows:

1.	Any issuance of securities and/or listing them for trading on a stock exchange in Israel or abroad, including without limitation, a public offering pursuant to a prospectus, a private offering, an offer for sale, the issuance of bonus shares or any offer of securities in any other manner;

2.	An event arising from the Company being a public company or arising from the fact that its shares were offered to the public or arising from the fact that the Company's shares are traded on a stock exchange in Israel or abroad;

3.	Conducting tender offers and any thing related thereto;

4.	A "Transaction" within the meaning of Section 1 of the Companies Law[1], including without limitation negotiations for entering into a transaction, the transfer, sale or purchase or charge of assets or liabilities, including securities, or the grant or receipt of a right to any of the foregoing, receiving credit and the grant of collateral and any act directly or indirectly involved in such "Transaction" and including disclosure of information and documents with respect to such "Transaction";

5.	Resolutions and/or acts relating to approval of transactions with stakeholders, as such transactions are defined in Chapter 5 of Part VI of the Companies Law;

6.	Report or notice filed in accordance with any applicable law, including the Companies Law and/or the Israeli Securities Law of 1968, and/or the Securities Exchange Act of 1933 and/or the Securities Exchange Act of 1934 including regulations promulgated thereunder and/or any tax laws, antitrust laws, labor laws, or in accordance with rules or instructions prevailing on an Israeli stock exchange or on Nasdaq-NM, or a stock exchange outside of Israel, or any law of another country regulating similar matters and/or the omission to act accordingly;

7.	Adoption of the findings of external opinions for the purpose of the issuance of an immediate report, prospectus, financial statements or any other disclosure document;

8.	Discussion and passing resolutions and discovery and disclosure in the Company's reports, including an evaluation with respect to the effectiveness of internal control and other issues incorporated in the report of the Company's Board of Directors, as well as the issuance of statements and reference to the financial statements;

9.	Preparation, editing, approval and execution of the financial statements, including the passing of resolutions as to the application of accounting principles and restatement in the financial statements;

[1]	Article 1 of the Companies Law defines “Transaction” as a contract or engagement or a unilateral decision of the company regarding a grant of a right or another benefit.”

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10.	Adoption of financial reporting in accordance with Generally Accepted Accounting Principles (US GAAP), and any act in connection therewith;

11.	Events relating to the effecting of investments on the part of the Company in any corporations whatsoever;

12.	Any resolution with respect to distribution, as defined in the Companies Law, including a distribution with the court's approval;

13.	Amendment to the Company’s structure or its reorganization, a change in the Company's ownership, or any resolution with respect to such matters, including without limitation, a merger, split, change in the Company’s capital structure, incorporation of subsidiaries, dissolution or sale thereof, issuance or distribution;

14.	Consolidation, change or revision of arrangements between the Company and the shareholders and/or holders of bonds and/or banks and/or creditors of the Company or of any entities affiliated with the Company, including the preparation or revision of the trust deeds, bonds and outline and arrangement documents in general;

15.	Acts relating to the issuance of licenses, permits or approvals, including approvals and/or exemptions in respect of restrictive trade practices.

16.	Taking part in and preparation of tenders;

17.	The making of any statement, including a bona fide statement or opinion, vote and/or abstaining from voting, made by an officer of the Company in such capacity, such as in negotiations and contractual engagements with suppliers and customers, including during meetings of management, the Board of Directors or any committee thereof;

18.	An act in contradiction to the articles or memorandum of association of the Company;

19.	Any action or decision in relation to employer-employee relations, including the negotiation for, signing and performance of individual or collective employment agreements, other employees benefits (including allocation of securities to employees) and harassment suits;

20.	Any action or decision in relation to work safety and/or working conditions;

21.	Acts in connection with conducting clinical trials and/or the sale, distribution, licensing or use of Company's products;

22.	Negotiation for, signing and performance of insurance policy;

23.	Formulating working programs, including pricing, marketing, distribution, directives to employees, customers and suppliers and collaborations with competitors;

24.	Decisions and/or acts pertaining to the environment and to public health, including dangerous substances;

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25.	Decisions and/or acts pertaining to the Consumer Protection Law, 5741-1981, and/or orders and/or Regulations thereunder;

26.	Acts relating to the Company's intellectual property and the protection thereof, including the registration or enforcement of intellectual property rights and their protection within claims in connection therewith;

27.	Infringement of intellectual property rights of third parties, including, without limitation, patents, designs, breeders' rights, trademarks, copyright, and so forth;

28.	Negotiating, making and performing of contracts of any kind and type with suppliers, distributors, agents, franchisees and the like of the products that are marketed and/or sold by, or by those serving, the Company;

29.	Negotiating, the making and performing agreements with manpower contractors, service contractors, building contractors, renovations contractors, etc;

30.	Reporting and/or filing of applications to the state authorities and other authorities;

31.	Investigations on the part of state authorities and other authorities;

32.	Management of the bank accounts which the Company operates at banks and performance of transactions in such bank accounts, including with respect to transactions in foreign currency (including foreign currency deposits), securities (including resale transactions in securities and lending and borrowing of securities), loans and credit facilities, debit cards, bank guarantees, letters of credit, consultation agreements concerning investments including with portfolio managers, hedging transactions, options, futures contracts, derivatives, swap transactions, and so forth;

33.	Realization of personal guarantees provided by the officer to the Company, as security for the Company's obligations and/or declarations;

34.	Failure to maintain complete and/or proper due diligence procedures over the Company's investments, resulting in a loss of the investments in whole or in part and/or an adverse effect to the Company's businesses and/or breach of an undertaking vis-à-vis a third party;

35.	Events and acts in connection with investments performed by the Company in various corporations, before or after effecting the investment, including for the purpose of entering into a transaction, its implementation, development, follow up and supervision;

36.	Financial liability imposed on an officer in connection with acts in which he took part on behalf of the Company, vis-à-vis the various state institutions;

37.	Financial liability imposed on an officer in connection with a claim by third parties against the officer due to deficient or misleading disclosure, in writing or verbally, to existing and/or potential investors in the Company, including in the event of the merger of the Company with another company;

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38.	Covering the excess insurance in the event of the activation of officers’ liability insurance;

39.	Breach of the provisions of any agreement whatsoever to which the Company is a party;

40.	An act relating to a tax liability of the Company and/or a subsidiary and/or shareholders of any of them;

41.	Any of the foregoing events, in connection with the capacity of the officer in the Company by virtue of his capacity as an officer and/or employee and/or observer at meetings of competent organs of a related corporation;

42.	Acts and omissions not covered by a product insurance policy;

43.	Acts and omissions in connection with bodily injuries or property damage attributed to the Company and/or to an officer who has acted on its behalf;

44.	Acts and omissions arising from failure to purchase appropriate insurance and/or to take sufficiently secure measures and/or negligence in risk management;

45.	Any of the foregoing events relating to the capacity of such officer as an officer of a corporation controlled by the Company or otherwise affiliated therewith; and

46.	Any event or action for which indemnification is allowed to be granted under the Efficiency of Enforcement Proceedings in the Israel Securities Authority Law (Legislation Amendments) of 2011.

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